Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made among Cano Health, LLC (the “Company”), Cano Health, Inc., a Delaware corporation (the “Parent”) and David Armstrong (the “Executive”), effective as of March 15, 2022 (the “Effective Date”). Effective upon the Effective Date, this Agreement supersedes in all respects all prior agreements between the Executive and the Company or Parent or any of their subsidiaries regarding the subject matter herein.

WHEREAS, effective upon the Effective Date the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. Unless the Executive’s employment terminates sooner in accordance with the provisions of Section 3, the Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until the third (3rd) anniversary of the Effective Date (the “Initial Term”); provided that the employment period (the “Term”) shall be renewed automatically for successive periods of one (1) year (each a “Renewal Term”) unless the Company delivers to the Executive, or the Executive delivers to the Company, written notice of the Company’s or the Executive’s, as applicable, election not to renew the Term for the following Renewal Term (a “Non-Renewal Notice”), within ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term, as applicable.

(b) Position and Duties. The Executive shall serve as the Chief Compliance Officer, General Counsel & Corporate Secretary of the Company and shall have such powers and duties that are customary for a Chief Compliance Officer, General Counsel & Corporate Secretary and such other additional duties as may from time to time be prescribed by the Chief Executive Officer (the “CEO”) or the board of directors of the Company. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities, as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial base salary shall be paid at the rate of $235,000 (two hundred thirty five thousand dollars) per year. Thereafter, the Executive’s base salary shall be subject to periodic review by the Compensation Committee of the Board (the “Compensation Committee”) or the Board, provided that the Executive’s base salary may be increased but not decreased. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

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(b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time (“Incentive Compensation”). The Executive’s target annual Incentive Compensation shall not be less than 30 (thirty) percent of the Executive’s Base Salary (referred to herein as “Target Bonus”), subject to increase as determined by the Board or the Compensation Committee. The actual amount of the Executive’s annual Incentive Compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable Incentive Compensation plan that may be in effect from time to time, which terms shall generally be no less favorable in the aggregate to the terms of any Incentive Compensation plan applicable to other executive officers of the Company. Except as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in the applicable Incentive Compensation plan or this Agreement, the Executive must be employed by the Company on the date such Incentive Compensation is paid in order to earn or receive any annual Incentive Compensation.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(e) Paid Time Off. The Executive shall be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.

(f) Parent Equity. The Parent will grant Executive the following equity awards (the “Equity Awards”):

(i) Annual Equity Award: Subject to approval by the Board or Compensation Committee, the Executive shall also be eligible to receive an annual equity award with a target value of $543,000.00 (five hundred forty three thousand dollars) (the “Target Annual Equity Award Value”) at substantially the same time as annual equity awards are granted to other executive officers of the Company, which shall be subject to the terms and conditions of the 2021 Stock Option and Incentive Plan (the “2021 Plan”) and shall be comprised of a stock option to purchase Parent Stock subject to a form of award agreement substantially in the form of Non-Qualified Stock Option Agreement attached hereto as Exhibit B and/or restricted stock units in respect of Parent Stock subject to an award agreement substantially in the form of Restricted Stock Unit Award Agreement attached hereto as Exhibit B (with such adjustments thereto as reasonably determined by the Board in its sole discretion), as allocated among options and RSUs as determined by the Board or Compensation Committee.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon death.

(b) Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) conduct by the Executive constituting a material act of misconduct solely in connection with the performance of the Executive’s duties as Chief Compliance Officer and General Counsel, including (A) a willful failure or refusal to perform material responsibilities that have been requested by the CEO, or (B) misappropriation of funds or property of the Company or Parent or any of their subsidiaries or affiliates other than the occasional, customary and de minimis use of Company or Parent property for personal purposes;

(ii) Executive’s conviction of or plea of guilty or nolo contendere to (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) a material breach by the Executive of any of the Continuing Obligations (defined below) or any of the other provisions contained in Section 8 of this Agreement;

(iv) a material violation by the Executive of any of the Company’s written employment policies regarding discrimination and harassment; or

(v) the Executive’s failure to materially cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation (after the Executive receives notices to preserve such documents or other materials) or the willful inducement of others to fail to cooperate or to produce documents or other materials with such investigation.

Provided, however, that the Executive will be provided written notice of any alleged action or inaction giving rise to “Cause” under clauses (i), (iii), (iv) or, (v) describing with reasonable particularity the basis for such “Cause” and will be provided thirty (30) days from the date of such notice to cure such alleged action or inaction. If timely cured to the Company’s reasonable satisfaction, such occurrence will not constitute “Cause.”

(d) Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement (other than (x) a termination for Cause under Section 3(c) or (y) a termination resulting from the death or disability of the Executive under Section 3(a) or (b)), including any such termination resulting from the Company’s election not to renew the Term for a Renewal Term under Section 3(f), shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i) a diminution in the Executive’s responsibilities, authority or duties;

(ii) a material diminution in the Executive’s Base Salary, Executive’s Target Bonus, and/or Target Annual Equity Award Value (collectively, the “Total Target Compensation”), except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii) a material change in the geographic location at which the Executive provides services to the Company, such that there is an increase of at least thirty (30) miles of driving distance to such location from the Executive’s principal residence as of such change (provided that the requirement that the Executive provide services at the location of the current headquarters of the Company shall not trigger “Good Reason”); or

(iv) a material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

(i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 75 days of the first occurrence of such condition;

(iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and

(v) the Executive terminates employment within 120 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Termination by Notice of Non-Renewal. Each of the Executive and the Company may terminate the Executive’s employment by delivering a Non-Renewal Notice within 90 days prior to the expiration of the Initial Term or the then current Renewal Term, as applicable.

4. Matters related to Termination.

(a) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given; (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period; and (vi) if the Executive’s employment is terminated on account of either party providing a Notice of Non-Renewal, the last day of the Initial Term or current Renewal Term (as applicable). Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company or Notice of Non-Renewal, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c) Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination and, if applicable, any accrued but unused vacation through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(d) Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

5. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) (including the Company’s delivery of a Non-Renewal Notice as provided in Section 3(f)), or the Executive terminates employment for Good Reason as provided in Section 3(e), then, in addition to the Accrued Obligations, and subject to the Executive delivering an executed “Separation Agreement and Release of Claims” in the form attached as Exhibit D (the “Separation Agreement”) and the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement):

(a) Severance Payments Outside a Change in Control Period. If the date of the Notice of Termination provided under Section 4 is not within twelve (12) months following a Sale Event (as defined in the 2021 Plan) (a “Change in Control Period”), the Company shall pay the Executive an amount equal to (i) twelve (12) months of the Executive’s Base Salary (ignoring any reduction that constitutes Good Reason); (ii) any earned but unpaid Incentive Compensation with respect to the completed year prior to the year of the Date of Termination; and (iii) a pro rata portion of the Executive’s Target Bonus for the year in which the Executive’s employment is terminated (ignoring any reduction that constitutes Good Reason).

(b) Severance Payments During a Change in Control Period. If the date of the Notice of Termination provided under Section 4 is during a Change in Control Period (even if the Date of Termination does not occur during a Change in Control Period), the Executive shall be entitled to receive (i) an amount in cash equal to 2 times the sum of (x) the Executive’s Base Salary (ignoring any reduction that constitutes Good Reason) and (y) the average annual Incentive Compensation paid to the Executive in each of the two completed years prior to the year of the Executive’s Date of Termination (provided that, if Incentive Compensation has not been paid to the Executive for each of the prior two years, such amount shall be the Executive’s Target Bonus for the current year) (ignoring any reduction that constitutes Good Reason); (ii) a pro rata portion of the Executive’s Target Bonus for the year in which the Executive’s employment is terminated (ignoring any reduction that constitutes Good Reason); (iii) any earned but unpaid Incentive Compensation with respect to the completed year prior to the year of the Date of Termination; and (iv) full acceleration of vesting of all outstanding equity awards granted by the Parent, including the Equity Awards (with any performance-based vesting criteria deemed satisfied based on actual performance measured in the Company’s reasonable discretion as of such termination).

(c) subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under Section 5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6. Additional Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section

4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 6, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(a) shall be made by an independent (not otherwise employed by the Company), nationally recognized accounting firm selected and paid for by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8. Continuing Obligations. For purposes of this Agreement, the obligations in this Section 8 shall collectively be referred to as the “Continuing Obligations.”

(a) Non-Competition. The Executive agrees that during the Term and for two (2) years following the Executive’s termination of employment for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be an officer or an employee of any business or organization that provides, directly or indirectly (including as a provider or as a management services organization), in a primary care clinic setting (which includes without limitation the practice of primary care medicine in a multidisciplinary clinic) professional medical services, diagnostic, therapeutic and ancillary services, nursing and other clinical services, outpatient healthcare services, pharmacy services or any other services incident to the operation of an internal medicine practice in a primary care clinic setting (each, a

“Restricted Business”). The foregoing restriction shall apply anywhere in the areas where the Company, its subsidiaries, or any subsidiaries of Parent conduct or have conducted a Restricted Business (or have expended material resources or time to plan the conduct of a Restricted Business, which plans remain active and have not been abandoned) during the Term, including, but not limited to, the United States (including Puerto Rico) (the “Restricted Territory”). The foregoing shall not restrict the Executive from owning up to 3% of any class of securities of any person engaged in a Restricted Business if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, as long as such securities are held solely as a passive investment and not with a view to influencing, controlling or directing the affairs of such person.

(b) Non-Solicitation. The Executive agrees that, during the Restricted Period, the Executive will not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, (i) solicit, induce, attempt to solicit or induce, or hire or attempt to hire any person that is, or was within twelve (12) months prior to the Executive’s termination date, an employee of the Company; provided, however, this Section 8(b) shall not be breached by a solicitation to the general public or through general advertising, or (ii) solicit, advise or encourage any person, firm, government agency or corporation (a “Customer”), including without limitation any potential customer of the Company that to the Executive’s knowledge was engaged in discussion with the Company during the Executive’s employment to do business with the Company (or with whom the Executive actively worked during employment), to withdraw, curtail or cancel its business (or potential business) with the Company.

(c) Non-Disparagement. During the Term and thereafter, the Executive agrees that he will not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company, its business, its products or services, or any of its present or former officers, directors, members, stockholders, managers or employees. During the Term and thereafter, the Company agrees that it will not, at any time, make directly or indirectly, any oral or written statements that are disparaging to the Executive. The Executive understands that the Company’s obligations under this Section 8(c) extend only to the Company’s and Parent’s current executive officers and members of the Board and the Company’s Board of Directors and only for so long as each officer or member is an employee or director of the Company or the Parent, as applicable.

(d) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(d).

(e) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(f) Reasonable Limitation and Severability. The parties agree that the above restrictions on competition are (i) appropriate and reasonable given the Executive’s role with and knowledge of the Company and Parent, and are necessary to protect the interests of the Company and Parent and (ii) completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for any reason whatsoever. The Executive acknowledges that the Executive has carefully considered the terms of this Agreement, including the restrictive covenants set forth in this Section 8, and acknowledges that if this Agreement is enforced according to its terms, the Executive will be able to earn a reasonable living in commercial activities unrelated to the business of the Company in locations satisfactory to the Executive. The Executive also acknowledges that the restrictive covenants set forth in this Section 8 are a vital part of and are intrinsic to the ongoing operations of the Company, in light of the nature of the business of the Company and the unique position, skills and knowledge of the Executive with the Company. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition shall not render invalid or unenforceable any remaining restrictions on competition. Additionally, should a court of competent jurisdiction determine that the scope of any provision of this Section 8 is too broad to be enforced as written, the parties hereby authorize the court to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended. The Executive acknowledges and agrees that to the extent the Executive has breached or is in breach of any of the covenants set forth in Sections 8(a) or (b), the Restricted Period shall be extended by an amount of time equal to the duration of such breach.

9. Stock Ownership Guidelines. For the avoidance of doubt, any applicable stock ownership guidelines and/or policy of the Company shall not apply to the Executive following the Executive’s termination of employment for any reason.

10. Proprietary Information and Inventions Agreement. As a condition of the Executive’s continued employment with the Company, the Executive will sign the Proprietary Information and Inventions Agreement (the “PIIA”), attached hereto as Exhibit A. Nothing in or about this Agreement (including the PIIA), however, prohibits the Executive from: (a) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”), (b) providing any information about this Agreement to the SEC, or providing the SEC with information that would otherwise violate any section of this Agreement, to the extent permitted by Section 21F of the Exchange Act, (c) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company or (d) receiving a monetary award as set forth in Section 21F of the Exchange Act.

11. Arbitration of Disputes.

(a) Arbitration Generally. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or retaliation, whether based on race, religion, national origin, sex, gender, age, disability, sexual orientation, or any other protected class under applicable law) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Miami, Florida in accordance with the JAMS Employment Arbitration Rules, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The Executive understands that the Executive may only bring such claims in the Executive’s individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. The Executive further understands that, by signing this Agreement, the Company and the Executive are giving up any right they may have to a jury trial on all claims they may have against each other. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief sought in connection with the Continuing Obligations; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

(b) Arbitration Fees and Costs. Each party shall pay its own costs and attorneys’ fees, if any, in connection with any arbitration. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

12. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 11 of this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts of the State of Florida. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

13. Waiver of Jury Trial. Each of the Executive and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

14. Integration. This Agreement, the PIIA, and any plans or programs referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties concerning such subject matter.

15. Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

16. Successors and Assigns. None of the Executive, the Company or the Parent may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company or Parent may assign its rights and obligations under this Agreement (including the Continuing Obligations) without the Executive’s consent to any affiliate or to any person or entity with whom the Company or Parent shall hereafter effect a reorganization or consolidation, into which the Company or Parent merges or to whom it transfers all or substantially all of its properties or assets; provided further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive, the Company and the Parent, and each of the Executive’s, the Company’s and the Parent’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

17. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

19. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company or the Parent, at their respective main offices, attention of the Board.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company and the Parent.

22. Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s or Parent’s benefit plans, programs or policies except as otherwise provided in Section 8 hereof, and except that the Executive shall have no rights to any severance benefits under any Company or Parent severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company or Parent providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both.

23. Governing Law. This is a Florida contract and shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Eleventh Circuit.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

Cano Health, Inc.

By:	/s/ Dr. Marlow Hernandez
Its:	Chief Executive Officer

Cano Health, LLC

By:	/s/ Dr. Marlow Hernandez
Its:	Chief Executive Officer

David Armstrong

/s/ David Armstrong

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Cano Health, LLC, a Florida limited liability company (“Company”), and I (David Armstrong) have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to Company that I may have had prior to actually becoming an employee) with Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2. Company shall own, and I hereby assign to Company, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information (collectively, “Inventions”) made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company (collectively, “Company Inventions”), and I will promptly disclose all Company Inventions to Company. The term “Company Inventions” will not include any Invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the Invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by the foregoing so that Company can make an independent assessment. I shall further assist Company, at Company’s expense, to further evidence, record and perfect the foregoing assignment and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. If I wish to clarify that something created by me prior to my employment that relates to Company’s actual or proposed business is not within the scope of the foregoing assignment, I have listed it on Appendix A in a manner that does not violate any third party rights or disclose any confidential information. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or (except pursuant to this Section 2) disclose my own or any third party’s confidential information or intellectual property (or if any Company Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have, and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4. I agree that all Company Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

6. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the Board of Directors of Company.

7. I agree that my obligations under paragraphs 2, 3, and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, its subsidiaries, successors and assigns.

8. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Florida, without regard to the conflict of law provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

9. Pursuant to the federal Defend Trade Secrets Act of 2016, I acknowledge receipt of the following notice: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.” I further understand that nothing contained in this Agreement limits my ability to (A) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to Company, or (B) share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.

10. Nothing in or about this Agreement prohibits me from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”), (ii) providing Proprietary Information or information about this Agreement to the SEC, or providing the SEC with information that would otherwise violate any section of this Agreement, to the extent permitted by Section 21F of the Exchange Act, (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act.

[Remainder of Page Intentionally Left Blank]

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

March 20, 2022	Employee

/s/ David Armstrong
Signature

David Armstrong
Name (Printed)

Accepted and Agreed to:

CANO HEALTH, LLC

By	/s/ Dr. Marlow Hernandez
Name	Dr. Marlow Hernandez
Title	Chief Executive Officer

APPENDIX A

PRIOR MATTER

Exhibit B

Form of Nonqualified Stock Option Award – Annual Awards

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE CANO HEALTH, INC.

2021 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:

No. of Option Shares:

Option Exercise Price per Share:	$
[FMV on Grant Date]

Grant Date:

Expiration Date:

Pursuant to the Cano Health, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Cano Health, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Class A Common Stock, par value $____ per share (the “Stock”) of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

11. Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall vest and become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the exercisability schedule hereunder, this Stock Option shall vest and become exercisable with respect to the following number of Option Shares on the dates indicated so long as Optionee remains an employee of the Company or a Subsidiary on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date

_____________ (25%)
_____________ (25%)
_____________ (25%)
_____________ (25%)

Notwithstanding anything to the contrary in this Non-Qualified Stock Option Agreement, (a) in the event that this Stock Option is not substituted, assumed or continued in connection with a Sale Event, 100% of any unvested Option Shares shall become exercisable immediately prior to the consummation such Sale Event so long as the Optionee remains an employee of the Company or a Subsidiary at such time; (b) in the event that this Stock Option is substituted, assumed, or continued in connection with a Sale Event (such substituted, assumed, or continued Award, a “Converted Award”), 100% of any unvested Converted Award shall become immediately exercisable upon the termination of the Optionee’s employment with the Company or its successor within 12 months following the Sale Event by either the Company or its successor without Cause or by the Optionee for Good Reason or due to the Optionee’s death or disability; and (c) this Stock Option shall be subject to additional acceleration of exercisability to the extent expressly provided by any written employment agreement between the Optionee and the Company or a Subsidiary (including, for the avoidance of doubt, pursuant to Section 5 of the Employment Agreement among the Company, Cano Health, LLC, and the Optionee).

For purposes hereof, “Cause” and “Good Reason” shall have the meanings set forth in any written employment agreement between the Optionee and the Company or a Subsidiary.

Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

12. Manner of Exercise.

(a) The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above, provided that if the Optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Optionee”), the Section 16 Optionee shall have the right to pay the purchase price for the Option Shares by net exercise as described in (iv) above without further approval by the Company. Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and

(iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon the exercise of the Stock Option shall be net of the Shares attested to.

(b) The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.

(c) The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d) Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

13. Termination of Employment. If the Optionee’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.

(a) Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of 12 months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.

(b) Termination Due to Disability. If the Optionee’s employment terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of such termination of employment, may thereafter be exercised by the Optionee for a period of 12 months from the date of disability or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of disability shall terminate immediately and be of no further force or effect.

(c) Termination for Cause. If the Optionee’s employment terminates for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement between the Company and the Optionee, a determination by the Administrator that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.

(d) Other Termination. If the Optionee’s employment terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of 12 months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.

14. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

15. Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

16. Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Optionee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

17. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.

18. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

19. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

20. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

Cano Health, Inc.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.

Dated:
Optionee’s Signature

Optionee’s name and address:

Exhibit C

Form of Restricted Stock Unit Award – Annual Awards

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR COMPANY EMPLOYEES

UNDER THE CANO HEALTH, INC.

2021 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

Target No. of EBITDA Units:

Target No. of Revenue Units:

Grant Date:

Pursuant to the Cano Health, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Cano Health, Inc. (the “Company”) hereby grants an award of Restricted Stock Units (an “Award”) to the Grantee named above in the amount of the sum of the Target Number of EBITDA Units and the Target Number of Revenue Units (collectively, the “Target Units”). The Grantee shall be eligible to earn the number of Restricted Stock Units equal to the Adjusted Units, as determined by the Administrator in accordance with Exhibit A hereto. Each Restricted Stock Unit shall relate to one share of Class A Common Stock, par value $0.001 per share (the “Stock”) of the Company.

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse with respect to Restricted Stock Units in accordance with the terms and conditions provided in Exhibit A hereto. The Administrator may at any time accelerate the vesting schedule specified in Exhibit A or this Paragraph 2.

3. Termination of Employment. Except as set forth in Exhibit A, if the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

4. Issuance of Shares of Stock. As soon as practicable after any Restricted Stock Units vest in accordance with Paragraph 2 above (but in no event later than 60 days after the date on which such vesting occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement (which, for the avoidance of doubt, shall be equal to the aggregate number of the Adjusted Units determined in accordance with Exhibit A) on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due (such method, “net settlement”), provided that if the Grantee is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Grantee shall have the right to elect net settlement without further approval by the Company.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

Cano Health, Inc.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

Exhibit A

Determination of Adjusted Units; Vesting Conditions of Adjusted Units

This Exhibit A sets forth the calculation methodology that shall be used to determine the number of Adjusted Units that the Grantee shall be eligible to earn, and the vesting conditions that must be satisfied in order for the Grantee to earn such Adjusted Units. Terms not defined in this Exhibit A shall have the meaning set forth in the Restricted Stock Unit Award Agreement or the Plan.

1. Definitions. The following terms shall have the following respective meanings:

(i) “Adjusted EBITDA” shall mean the Company’s annualized earnings during the Performance Period before interest, taxes, depreciation, and amortization, subject to adjustment (to the extent not already taken into account by the Administrator in setting the performance hurdles set forth below) on account of any Company acquisition, business combination, or change in the Company’s capitalization, all as determined by the Administrator by reference to the Company’s audited financial statements.

(ii) “Adjusted Units” shall mean the result of (x) the Initial Units, multiplied by (y) the TSR Multiplier.

(iii) “Applicable TSR” shall mean the compounded annual growth rate, expressed as a percentage (rounded down to the nearest tenth of a percent (0.1%)), in the value per share of Stock during the Performance Period due to the appreciation in the price per share of Stock and dividends paid during such period, assuming dividends are reinvested. Where “D” is the amount of dividends paid to a shareholder of record with respect to one share of Stock (and further adjusted to account for the performance as if such dividends were re-invested) during the Performance Period and N is the number of 12 month periods that have elapsed between the first day of the Performance Period and the last day of the Performance Period (which may not be a full integer if computed in connection with a Sale Event) the TSR is calculated as follows:

(iv) “Baseline Value” shall mean the average of the closing price of one share of Stock over the 20 consecutive trading days ending on and including the first day of the Performance Period.

(v) “Ending Share Value” shall mean the average of the closing price of one share of Stock over the 30 consecutive trading days ending on and including the Valuation Date (or if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that if the Valuation Date is the date upon which a Sale Event occurs, the Ending Share Value as of such date shall be equal to the fair value, as determined by the Administrator, of the total consideration paid or payable in the transaction resulting in the Sale Event for one share of Stock, and if one of the 30 consecutive trading days is an ex-dividend date for the Company, the Administrator shall make fair and appropriate adjustments.

(vi) “Initial Units” shall mean the sum of the Initial EBITDA Units and the Initial Revenue Units, each determined in accordance with Section 2 hereof.

(vii) “Performance Period” shall mean the period commencing on January 1, 20__ and ending on the Valuation Date.

(viii) “Revenue Growth” shall mean the positive difference, if any, between the Company’s gross annualized revenue during the Performance Period, and the Company’s gross annual revenue for the immediately preceding 12 month period prior to the Performance Period, each subject to adjustment (to the extent not already taken into account by the Administrator in setting the performance hurdles set forth below) on account of any Company acquisition, business combination, or change in the Company’s capitalization, all as determined by the Administrator by reference to the Company’s audited financial statements.

(ix) “TSR Multiplier” shall mean the sum of (x) 100 percent, and (y) the Applicable TSR; provided, however, that the minimum TSR Multiplier shall be equal to fifty percent (50%) and the maximum TSR Multiplier shall be equal to five hundred percent (500%).

(x) “Valuation Date” means earlier of December 31, 20__ or the date upon which a Sale Event occurs.

2. Determination of Initial Units. Upon the Valuation Date, the Company’s Adjusted EBITDA and Revenue Growth for the Performance Period shall be compared to the threshold, target and high hurdles set forth below to determine the total number of Initial Units.

(i) The Administrator shall determine during the first 60 days following the end of the Performance Period the number of Initial EBITDA Units in accordance with the following table.

Performance Hurdle	Adjusted EBITDA		Number of Initial EBITDA Units (as a percentage of the Target No. of EBITDA Units)
High	$	____ million	200%
Target	$	____ million	100%
Threshold	$	____ million	50%

(ii) The Administrator shall determine during the first 60 days following the end of the Performance Period the number of Initial Revenue Units in accordance with the following table.

Performance Hurdle	Revenue Growth		Number of Initial Revenue Units (as a percentage of the Target No. of Revenue Units)
High	$	____ billion	200%
Target	$	____ billion	100%
Threshold	$	____ billion	50%

(iii) For purposes of subsections (i) and (ii) above, performance results above the Target level and below the High level shall result in the number of Initial EBITDA Units or Initial Revenue Units (as applicable) that is interpolated between the number of units that would be earned with respect to performance at the Target level and High level set forth above. Similarly, performance results below the Target level and above the Threshold level shall result in the number of Initial EBITDA Units or Initial Revenue Units (as applicable) that is interpolated between the number of units that would be earned with respect to performance at the Target level and Threshold level set forth above. Performance results below the Threshold level will result in zero Initial EBITDA Units or Initial Revenue Units (as applicable).

3. Determination of Adjusted Units; Vesting of Adjusted Units. The Administrator shall determine during the first 60 days following the end of the Performance Period the number of Adjusted Units. The Adjusted Units (if any) shall become vested Restricted Stock Units in accordance with the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates.

Incremental Number of Adjusted Units Vested	Vesting Date
50% of the Adjusted Units	December 31, 20__[1]
50% of the Adjusted Units	December 31, 20__[2]

Notwithstanding anything to the contrary in this Exhibit A or the Restricted Stock Unit Award Agreement, (a) in the event the Grantee’s employment is terminated due to death or disability, 100% of any outstanding Adjusted Units or Converted Award (as defined below), as applicable, shall immediately become vested Restricted Stock Units, (b) in the event that this Award is not substituted, assumed or continued in connection with a Sale Event, the Administrator shall determine the Initial Units and Adjusted Units as set forth above as of the applicable Valuation Date (to the extent not previously determined) and 100% of any outstanding Adjusted Units shall become vested Restricted Stock Units immediately prior to the consummation such Sale Event, (c) in the event that this Award is substituted, assumed, or continued in connection with a Sale Event (such substituted, assumed, or continued Award, a “Converted Award”), the Administrator shall determine the Initial Units and Adjusted Units as set forth above as of the applicable Valuation Date (to the extent not previously determined) and

[1]	First anniversary of the Valuation Date in the absence of a Sale Event.
[2]	Second anniversary of the Valuation Date in the absence of a Sale Event.

100% of any outstanding Converted Award shall become immediately vested upon the termination of the Grantee’s employment with the Company or its successor within 12 months following the Sale Event by either the Company or its successor without Cause or by the Grantee for Good Reason or due to the Grantee’s death or disability, and (d) the Adjusted Units shall be subject to additional vesting acceleration terms to the extent expressly provided by any written employment agreement between the Grantee and the Company or a Subsidiary (including, for the avoidance of doubt, pursuant to Section 5 of the Employment Agreement among the Company, Cano Health, LLC, and the Grantee).

For purposes hereof, “Cause” and “Good Reason” shall have the meanings set forth in any written employment agreement between the Grantee and the Company or a Subsidiary.

Exhibit D

Form of Separation Agreement and Release of Claims

Separation Agreement and Release of Claims

This Separation Agreement and Release of Claims (the “Release”) is entered into by and among Cano Health, LLC (the “Company”), Cano Health, Inc., and David Armstrong (the “Executive”) (collectively, the “Parties”) in connection with the “Employment Agreement” among the Executive, the Company and Cano Health, Inc., to which this Release is attached. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Employment Agreement. The consideration for the Executive’s agreement to this Release consists of the severance pay and benefits set forth in Section 5 of the Employment Agreement, subject to the Employment Agreement’s terms and conditions.

1. Tender of Release. This Release is automatically tendered to the Executive upon the date of the termination of the Executive’s employment, if the Executive is eligible for severance pay and benefits in connection with such termination under the Employment Agreement.

2. Executive’s Release of Claims. In exchange for and in consideration of the severance benefits provided in the Employment Agreement, and subject to the terms and conditions of the Employment Agreement in all respects, the Executive voluntarily releases and forever discharges the Company, Cano Health, Inc., their affiliated and related entities, their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former members, managers, partners, directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date when the Executive signs this Release, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to the Executive’s employment by and termination from employment with the Company or any related entity;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•

of discrimination or retaliation under federal, state or local law (including, without limitation, Claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and the Florida Civil Rights Act);

•	under any other federal or state statute or constitution or local ordinance;

•	of defamation or other torts;

•

for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Florida Wage Discrimination Law, the Florida Minimum Wage Act, the Florida Equal Pay Law, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

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provided, however, that this release shall not affect the Executive’s rights (i) under this Release; (ii) to any claim that arises after the date the Executive signs this Release; (ii) to the payments and benefits payable to the Executive under Section 5 of the Employment Agreement, (iii) in any equity awards granted by the Company or Cano Health, Inc. that the Executive holds as of the date the Executive signs this Release, which shall remain subject to the terms and conditions of the applicable equity award agreement, (iv) to indemnification and expense advancement and reimbursement under the policies or governing instruments of the Releasees and for coverage under any directors and officers liability insurance policies maintained by the Releasees; (v) any claim with respect to vested and accrued benefits under any benefit plans of the Releasees in which the Executive participated during his employment; or (vi) to any claim that cannot be waived under applicable law.3 In addition, nothing in or about this Release prohibits the Executive from: (w) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (x) providing any information about this Release to the SEC, or providing the SEC with information that would otherwise violate any section of this Release, to the extent permitted by Section 21F of the Exchange Act; (y) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (z) receiving a monetary award as set forth in Section 21F of the Exchange Act.

The Executive agrees not to accept damages of any nature, other equitable or legal remedies for the Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Release. As a material inducement to the Company to enter into this Release, the Executive represents that the Executive has not assigned any Claim to any third party. The Executive acknowledges and agrees that the Executive is not entitled to any wages, salary, commissions, vacation, equity, bonuses, or any other compensation or benefits from the Company or any of its affiliates, except as is expressly set forth in Section 5 of the Employment Agreement.

3. Continuing Obligations of the Executive. The Executive’s confidentiality and restrictive covenant obligations to each of the Releasees, including without limitation under Section 8 of the Employment Agreement and under the Proprietary Information and Inventions Agreement attached as Exhibit B to the Employment Agreement, are hereby reaffirmed and incorporated herein by reference (collectively, the “Continuing Obligations”).

4. Confidentiality of Release. The Executive agrees, to the fullest extent permitted by law, to keep all Release-Related Information completely confidential. “Release-Related Information” means the negotiations leading to this Release and the terms of this Release. Notwithstanding the foregoing, the Executive may disclose Release-Related Information to the Executive’s spouse, the Executive’s attorney and the Executive’s financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Release-Related Information confidential. Nothing in this section shall be construed to prevent the Executive from disclosing Release-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that the Executive provides the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

[3]	The Company reserves the right to update this release language to account for changes in applicable law.

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5. Protected Disclosures. The Executive understands that nothing contained in this Release limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Executive also understands that nothing in this Release limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.

6. Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7. Right to Consider Release. The Executive acknowledges that the Executive has been given the opportunity to consider this Release for twenty-one (21) days before signing it (the “Consideration Period”) and that the Executive has knowingly and voluntarily entered into this Release. The Executive acknowledges that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. The Executive is advised to consult with an attorney before signing this Release. To accept this Release, the Executive must return a signed original or a signed PDF copy of this Release so that it is received by the undersigned or other person who may be designated by the Company in writing at or before the expiration of the Consideration Period. If the Executive signs this Release before the end of the Consideration Period, the Executive acknowledges by signing this Release that such decision was entirely voluntary and that the Executive had the opportunity to consider this Release for the entire Consideration Period. For the period of seven (7) calendar days from the date when the Executive sign this Release, the Executive has the right to revoke this Release by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) calendar day revocation period (the “Revocation Period”). This Release shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends.

8. Other Terms.

a. Review of Release. The Executive acknowledges that the Executive has carefully read and fully understands all of the provisions of this Release and that the Executive is voluntarily entering into this Release.

b. Termination and Return of Payments. If the Executive breaches any of the Executive’s obligations under this Release, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate and/or enforce the return of its payments to the Executive or for the Executive’s benefit under this Release. The termination and/or return of such payments in the event of the Executive’s breach will not affect the Executive’s continuing obligations under this Release.

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c. Binding Nature of Release. This Release shall be binding upon the Executive and upon the Executive’s heirs, administrators, representatives and executors.

d. Modification of Release; Waiver; Absence of Reliance. This Release may be amended only upon a written agreement executed by the Executive and the Chief Executive Officer (if such CEO is not the Executive) or Chairperson of the Board of the Company. No waiver of any provision of this Release shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Release, or the waiver by a party of any breach of this Release, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. The Executive acknowledges that the Executive is not relying on any promises or representations by the Company, any affiliate of the Company or any agent, representative or attorney of the Company or any Company affiliate.

e. Enforceability; Taxes. If any portion or provision of this Release (including, without limitation, any portion or provision of any section of this Release) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Release, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Release shall be valid and enforceable to the fullest extent permitted by law. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.

f. Governing Law and Interpretation. This Release shall be deemed to be made and entered into in Florida, and shall in all respects be interpreted, enforced and governed under Florida law, without giving effect to its conflict of laws provisions. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. The federal and state courts located in Florida shall have the exclusive jurisdiction over any dispute between the Company and the Executive hereunder or over any other dispute related to Executive’s employment with the Company.

g. Entire Agreement. This Release constitutes the entire agreement between the Executive and the Company and/or any affiliate of the Company and supersedes any previous agreements or understandings between the Executive and the Company and/or any affiliate of the Company, except the Continuing Obligations and any written agreements and equity plan(s) provided by the Company providing for the Executive’s equity/membership rights, which shall remain in full effect.

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Accepted and agreed:

Cano Health, Inc.

By:

Its:

Date

CANO HEALTH, LLC

By:

Its:

Date

Accepted and Agreed:

DAVID ARMSTRONG

Date

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